Continental Materials Corporation Reports Unaudited First Quarter Results

CHICAGO, IL -- (Marketwire - May 15, 2013) - Continental Materials Corporation (NYSE MKT: CUO) today reported a net loss of $803,000 or 49 cents per diluted share for its first quarter ended March 30, 2013 compared to a net loss of $1,053,000 or 64 cents per diluted share for the same period in 2012.

Consolidated sales in the first quarter of 2013 were $26,213,000, an increase of $1,817,000 or 7.4% compared to the first three months of 2012. Sales in the Concrete, Aggregates and Construction Supplies (CACS) segment increased $1,074,000 (15.9%) while sales in the Door segment improved by $795,000 (27.1%). The increase in sales in these two segments is reflective of the gradual and moderate improvement in the construction markets along the Southern Front Range of Colorado. Sales in the Heating and Cooling segment were $693,000 (7.8%) higher in the first quarter of 2013 compared to the same period in 2012. Sales of furnaces and heaters increased by approximately $2,100,000 (35.6%) largely due to cold weather conditions in the principal furnace markets. On the other hand, fan coil sales were down by $1,187,000 (43.1%). In the first quarter of 2012 the Heating and Cooling segment was shipping fan coils to a large hotel project in Atlanta, Georgia. There was no similarly sized fan coil job in the first quarter of 2013. Sales in the Evaporative Cooling segment were $687,000 (11.9%) lower in the first quarter of 2013 compared to the first three months of the prior year primarily attributable to the same cold weather conditions that aided the Heating and Cooling segment's sales.

The operating loss narrowed from $1,534,000 in the first three months of 2012 to $1,133,000 in the first quarter of 2013. The principal reason for the decreased loss was the improved operating results of the Heating and Cooling segment which benefitted from higher furnace volume and a favorable change in sales mix. The Door segment also reported improved earnings while the operations of the CACS and Evaporative Cooling segments lagged behind their respective performances during the comparable 2012 quarter. The principal contributors to the lower gross profit ratio in the CACS segment were significantly lower production and lower yields from the segment's aggregate operations.

Selling and administrative expenses in the first quarter of 2013 were $380,000 (7.2%) lower compared to the year-ago period. Lower legal expenses in the CACS and Heating and Cooling segments were principal contributors to the reduced selling and administrative expenses. Also, sales and marketing expenses associated with the Heating and Cooling segment's fan coil business were lower in the first quarter of 2013 reflecting the closing of the Oklahoma City sales office in the early part of 2012.

Depreciation and amortization charges in the first quarter of 2013 were $253,000 less than in the first three months of 2012. This reduction reflects the reduced level of capital spending in the past three years.

In the first quarter of 2013 net interest expense was $87,000 compared to $134,000 (exclusive of amortization of deferred financing costs) in 2012 due to lower outstanding funded debt in the first quarter of 2013.

The Company's effective income tax rate reflects federal and state statutory income tax rates adjusted for non-deductible expenses, tax credits and other tax items. The estimated effective income tax rate in the first quarter of 2013 was 33.5% compared to an estimated benefit of 38.4% for the first quarter of 2012.

CAUTIONARY STATEMENT -- Statements in this document that are not historical facts are forward-looking statements. It is important to note that the company's actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those suggested in the forward-looking statements is contained in the company's Annual Report on Form 10-K for the year ended December 29, 2012 filed with the Securities and Exchange Commission, as the same may be amended from time to time. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of the company may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond the company's ability to control or predict. Shareholders are cautioned not to put undue reliance on forward-looking statements. In addition, the company does not have any intention or obligation to update forward-looking statements after the date hereof, even if new information, future events, or other circumstances have made them incorrect or misleading. For those statements, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

                     CONTINENTAL MATERIALS CORPORATION
                       SUMMARY OF SALES AND EARNINGS

                                                    Three Months Ended
                                                 March 30,      March 31,
                                                    2013           2012

Sales                                          $  26,213,000  $  24,396,000
                                               -------------  -------------

Operating loss                                    (1,133,000)    (1,534,000)

Interest expense, net                                (87,000)      (185,000)

Other income, net                                     13,000         10,000
                                               -------------  -------------

Loss before income taxes                          (1,207,000)    (1,709,000)

Benefit from income taxes                            404,000        656,000
                                               -------------  -------------

Net loss from operations                            (803,000)    (1,053,000)
                                               =============  =============

Basic and diluted loss per share               $        (.49) $        (.64)
                                               =============  =============

Average shares outstanding                         1,641,000      1,634,000
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CONTACT:
Mark S. Nichter
(312) 541-7207